SNS01-T Demonstrates Synergy with Lenalidomide in Cancer Model

Results at Biotech Showcase 2012 in San Francisco

BRIDGEWATER, N.J. (January 3rd, 2012) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE AMEX: SNT) announced today that the combination of lenalidomide and SNS01-T, the subject of Senesco’s on-going multiple myeloma clinical study, performs better than either treatment alone in mouse xenograft models of human mantle cell lymphoma.

The results will be presented with the Company update during Biotech Showcase 2012 at 10.30 a.m. on Wednesday, January 11, 2012 in Track C at the Parc 55 Wyndham Hotel, 55 Cyril Magnin Street in San Francisco.

“It is extremely positive that SNS01-T appears to combine well with lenalidomide in this in vivo model,” said Leslie J. Browne, Ph.D., President and CEO of Senesco. “The results not only provide further support for the use of SNS01-T in multiple myeloma and other B-cell cancers, like mantle cell and large diffuse B-cell lymphoma, but also suggest that combining lenalidomide and SNS01-T could be considerably more efficacious than lenalidomide alone. In addition the results provide guidance in the design of future clinical studies.”

The Company recently reported that SNS01-T significantly inhibits the growth of both human mantle cell and diffuse large B-cell lymphomas in mouse xenograft models and that SNS01-T enhances the in vitro potency of certain marketed products when used in combination.

Study Results Summary

When SCID mice, implanted with an aggressive human mantle cell lymphoma cell line (JVM2), were treated with either 15 mg/kg lenalidomide (5 times weekly by intra-peritoneal injection) or 0.375 mg/kg SNS01-T (twice weekly by intravenous injection) there was a growth delay of 4 days and 14 days, respectively. Mice treated with a combination of both drugs using the same dose levels and dosing regimens exhibited a tumor growth delay of 27 days (p value = 0.0008).

The median survival of mice treated with control nanoparticles was 21 days. Mice treated with lenalidomide or SNS01-T had a median survival of 28 days (33 % increase) and 37 days (76 % increase), respectively. Mice treated with the drug combination had a median survival of 52 days, an increase in survival of 148%. Survival analysis using the Kaplan-Meier method revealed that treatment of mice with the drug combination resulted in statistically significant increases in survival compared to both SNS01-T (p value = 0.002) and lenalidomide (p value = 0.007) alone.

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Mantle Cell Lymphoma

Mantle cell lymphoma (MCL) is a form of non-Hodgkin’s lymphoma (NHL), constituting roughly 6 percent of all NHL cases in the United States. It is considered an aggressive form of B-cell lymphoma.

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Robert Woods, 212-732-4300
rwoods@ceocast.com